JONES, JENSEN & COMPANY, L.L.C.
                  Certified Public Accountants and Consultants
                        50 South Main Street, Suite 1450
                           Salt Lake City, Utah 84144
                            Telephone: (801) 328-4408
                            Facsimile: (801) 328-4461



May 15, 2000



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

Re:      American Financial Holding, Inc.
         Commission File No. 0-12666

Ladies and Gentlemen:

We were previously the independent accountants for the Company and on July 31, 1997, we reported on the financial statements of the Company for the fiscal years ended December 31, 1996 and 1995.

We have read the Company's statements included under Item 4a of its current Report on Form 8-K dated May 8, 2000, and have no disagreements with the disclosure made therein.

Very truly yours

/s/
Jones, Jensen & Company